Exhibit 4.43

EXECUTION VERSION

CONFIDENTIAL

SHAREHOLDERS AGREEMENT

among

JINGDONG EXPRESS GROUP CORPORATION

JINGDONG TECHNOLOGY GROUP CORPORATION

and

SERIES A INVESTORS

Dated March 7, 2018

i

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is made as of March 7, 2018.

AMONG:

(1)                                 Jingdong Express Group Corporation, a company incorporated under the laws of the Cayman Islands (the “Company”);

(2)                                 Jingdong Technology Group Corporation, a company incorporated under the laws of the Cayman Islands (“Jingdong”); and

(3)                                 the holders of the Series A Preference Shares of the Company whose signature has been included in the signatures to this Agreement (collectively, the “Series A Investors”, and each a “Series A Investor”).

RECITALS:

(A)                               On the date hereof, the Series A Investors have subscribed for certain Series A Preference Shares (as defined below) pursuant to the Share Subscription Agreement (as defined below).

(B)                               The Parties (as defined below) wish to provide for certain matters relating to the transfer of shares of the Company and the management and operation of the Company.

AGREEMENT:

In consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

SECTION 1

INTERPRETATION

1.1                               Definitions. In this Agreement, unless the context otherwise requires, the following words and expressions have the following meanings:

“Act” means the Companies Law (2016 Revision) of the Cayman Islands, as amended, modified or re-enacted from time to time.

“Adverse Person” means the Persons designated by Jingdong and notified to the Shareholders in writing on the date of the Share Subscription Agreement, including any Affiliates of such Persons; and the list of such Persons can be amended by Jingdong (subject to the consent of the Lead Investors) and notified to the Shareholders in writing from time to time.

“Affiliate” of a Person (the “Subject Person”) means (a) in the case of a Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with the Subject Person, and (b) in the case of a natural person, any other Person that is a Relative of the Subject Person, and any other Person that is directly or indirectly Controlled by the Subject Person and/or the Relative of the Subject Person; provided that the Company and its Subsidiaries shall be deemed not to be Affiliates of any Shareholder.

“Articles” means, collectively, the First Amended and Restated Memorandum and Articles of Association of the Company effective as of the date hereof, as amended from time to time.

“Board” means the board of Directors of the Company.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks located in the Cayman Islands, the PRC or Hong Kong are authorized or required by law or executive order to be closed and on which no tropical cyclone warning No. 8 or above and no “black” rainstorm warning signal is hoisted in Hong Kong at any time between 8:00 a.m. and 6:00 p.m. Hong Kong time.

“Change of Control” means Jingdong Group, taken as a whole, ceasing to have Control over the Company.

“Competitor” means any Person whose primary business is in direct competition with the Principal Business of the Group Companies in the PRC, where such business accounts for more than thirty percent (30%) of the total consolidated revenue of such Person in the preceding twelve (12) months and is the largest business by revenue of such Person, including any Affiliates of such Persons, but excluding any entity within Jingdong Group and Dada Nexus Limited and its controlled Affiliates.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise. For the purpose of this definition, a Person shall be deemed to Control another Person if such first Person, directly or indirectly, owns or holds more than 50% of the voting Equity Securities in such other Person; and, notwithstanding any other provisions hereunder, for the purpose of, and when “Control” is used in, the definition of “Affiliate” to the extent such term of “Affiliate” is used in the definitions of “Adverse Person” and “Competitor”, a Person shall also be deemed to Control another Person if such first Person, (x) directly or indirectly, owns or holds at least 20% of the voting Equity Securities in such other Person or (y) has any right to nominate or appoint, or has nominated or appointed, any director to the board of directors, the chief executive officer or other similar senior management of such other Person. The term “Controlled” or “Controls” or “Controlling” has the meaning correlative to the foregoing.

“Cooperation Agreement” means the cooperation agreement (合作协议) by and between the Company and the relevant Shareholder dated as of February 14, 2018, as amended from time to time.

“Directors” means the members of the Board (including any duly appointed alternate director).

“Encumbrance” means any mortgage, charge, pledge, lien (other than arising by statute or operation of law), hypothecation, equitable interests, adverse claims, or other encumbrance, priority or security interest, over or in any property, assets or rights of whatsoever nature or interest or any agreement for any of the same.

“Equity Securities” means, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (including, without limitation, in the case of the Company, any Shares) or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“ESOP” means any employee stock ownership plans and other similar share incentive plans adopted by the Company from time to time.

“Governmental Authority” means any government or political or other subdivision thereof, whether on a federal, central, state, provincial, municipal or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, tribunal, commission, court, department or other instrumentality thereof and any regulatory body or self-regulatory body (including any securities exchange).

“Group” or “Group Companies” means collectively the Company and its Subsidiaries, and a “Group Company” means any of them. For the avoidance of doubt, the Group includes the VIE (as defined in the Share Subscription Agreement) and its Subsidiaries.

“Investor Triggering Event” has the meaning set forth for the term of Investor Triggering Event (投资人触发事件) in the Cooperation Agreement with the relevant Shareholder.

“IPO” means the initial public offering with concurrent listing on any recognized stock exchange of the Equity Securities of the Company or of the listing vehicle or other holding entity which, at the relevant time, directly or indirectly holds all or substantially all of the Group Companies’ assets.

“Jingdong Group” means Jingdong and its Affiliates (for the avoidance of doubt, excluding any Group Companies).

“Lead Investors” means the Shareholders (other than Jingdong and its Affiliates) holding, together with their Affiliates, the largest and the second largest percentage of Shares as a proportion of all Shares (excluding Shares held by Jingdong and its Affiliates) in issue from time to time.

“Ordinary Shares” means the ordinary shares, par value $0.000025 each, in the capital of the Company, having the rights and being subject to the restrictions set out in this Agreement and the Articles.

“Party” or “Parties” means any signatory or the signatories to this Agreement and any Person or Persons who subsequently becomes a party to this Agreement as provided herein.

“Person” means any natural person, firm, partnership, association, corporation, company, trust, public body or government or other entity of any kind or nature.

“PRC” means the People’s Republic of China, but for purposes of this Agreement, excluding Hong Kong, Macau and Taiwan.

“Preferred Shareholders” means the Shareholders holding any Preference Shares, including the Series A Investors, and a “Preferred Shareholder” means any one of them.

“Preference Shares” means any preference shares, par value $0.000025 each, in the capital of the Company, having the rights and being subject to the restrictions set out in this Agreement and the Articles, including the Series A Preference Shares and any other series of preference shares that may be issued by the Company in the future.

“Qualified Holder” means (i) a Series A Investor (other than Jingdong E-COMMERCE (EXPRESS) LLC) that holds more than 1.25% of the total Equity Securities in the Company on a fully diluted basis, provided that such Series A Investor is not any Competitor, Adverse Person or Affiliate of any Competitor or Adverse Person and (ii) any other Shareholder (that holds more than 1.25% of the total Equity Securities in the Company on a fully diluted basis) as designated by the Board in writing.

“Qualified IPO” means an IPO (i) that has been approved by the Board according to Section 5.4(a) or (ii) with the offering price per share that values the Company at no less than US$20,000,000,000 on a fully diluted basis immediately following the completion of such IPO.

“Regulatory Approvals” means all approvals, permissions, authorizations, consents and notifications from and registrations with any Governmental Authority or other regulatory or departmental authority.

“Related Party Transaction” means a transaction between any Group Company, on the one hand, and any entity within the Jingdong Group, on the other hand.

“Related Party Transaction Principles” means the principles on pricing and fee sharing with respect to Related Party Transactions as agreed between the Company and the Series A Investors and attached hereto as Exhibit B and the principles on pricing and fee sharing with respect to Related Party Transactions as adopted by the Board under Section 5.4 of this Agreement.

“Relative” of a natural person means any spouse, parent, child, or sibling of such person.

“Restricted Business” means a business which is in direct competition with the Principal Business.

“Series A Preference Shares” means the Series A preference shares, par value US$0.000025 each, in the capital of the Company, having the rights and being subject to the restrictions set out in this Agreement and the Articles.

“Share Subscription Agreement” means the Series A Preference Shares Subscription Agreement by and among the Company and each of the purchasers of the Series A Preference Shares dated as of February 14, 2018, as amended from time to time.

“Shareholders” means the holders of the Shares and in the case of any Shareholder that is a natural person shall be deemed to include the estate of such Shareholder and the executor, conservator, committee or other similar legal representative of such Shareholder or such Shareholder’s estate following the death or incapacitation of such Shareholder.

“Shares” means, collectively, the Ordinary Shares and the Preference Shares.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is Controlled by such Person. For the avoidance of doubt, a “variable interest entity” Controlled by a Person shall be deemed a Subsidiary of such Person.

“Ungranted ESOP Percentage” means the total number of Ordinary Shares which have been reserved for the ESOPs but have not been granted or are otherwise available for future grants under the ESOPs, as a percentage of the then total Equity Securities of the Company on a fully diluted basis.

“US$” means United States Dollars, the lawful currency of the United States of America.

“Warrant” means each Series A Preference Shares Purchase Warrant issued by the Company.

1.2                               Terms Defined Elsewhere in this Agreement. The following terms are defined in this Agreement as follows:

Term	Section

Agreement	Preamble
Asking Price	3.4(b)
Company	Preamble
Competing Business	6.3(a)
Competitor Related Breach	9.3
Confidential Information	8.1
Dispute	12.2
First Offer Right	3.4(a)
HKIAC	12.2
Initial Expiry Date	3.4(c)
Investor Directors	5.2(a)(i)
Issuance Period	4.3(c)
Issuance Securities	4.1(a)
Jingdong	Preamble
Jingdong Director	5.2(a)(ii)
Non-Selling Shareholder	3.4(a)
Notices	10.1

Observer	5.5
Offer Longstop Date	3.4(c)
Offer Notice	3.4(c)
Offered Shares	3.3(d)
Offerees	3.3(b)
Participating Shareholder	3.4(d)
Preemptive Acceptance Notice	4.3(a)
Preemptive Acceptance Period	4.3(a)
Preemptive Offer	4.2(b)
Preemptive Offer Notice	4.2(a)
Preemptive Right Holder	4.1(a)
Principal Business	6.3(a)
Proposed Issuance	4.2(a)
Proposed Recipient	4.1(a)
Put Option	3.3(f)
Representatives	8.1
ROFO Offered Shares	3.4(a)
ROFO Transfer Notice	3.4(b)
Series A Investor	Preamble
Series A Investors	Preamble
Shareholders Meeting	5.1
SPV	3.7
Tagging Offeree	3.3(d)
Tag-Along Longstop Date	3.3(e)
Tag-Along Notice	3.3(d)
Tag-Along Notice Period	3.3(c)
Tag-Along Offered Shares	3.3(b)
Tag-Along Right	3.3(a)
Tag-Along Sale	3.3(a)
Tag-Along Seller	3.3(a)
Tag-Along Transfer Notice	3.3(b)
Third Party	3.4(a)
Transfer	3.1
Transferring Shareholder	3.4(a)
Triggering Event	5.6

Interpretation.

(a)                                 Directly or Indirectly. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements and “direct or indirect” has the correlative meaning.

(b)                                 Gender and Number. Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(c)                                  Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

(d)                                 Include not Limiting. “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation”.

(e)                                  Law. References to “law” or “laws” shall include all applicable laws, regulations, rules and orders of any Governmental Authority, securities exchange or other self-regulating body, including any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly.

(f)                                   Persons. A reference to any “Person” shall, where the context permits, include such person’s executors, administrators, legal representatives and permitted successors and assignees.

(g)                                  References to Documents. References to this Agreement include the Schedules and Exhibits, which form an integral part hereof. A reference to any Section, Schedule or Exhibit is, unless otherwise specified, to such Section of, or Schedule or Exhibit to this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto. References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time.

(h)                                 Share Calculations. In calculations of share numbers, references to “fully diluted basis” mean that the calculation is to be made assuming that all outstanding options, warrants, other Equity Securities convertible into or exercisable or exchangeable for Shares (whether or not by their terms then currently convertible, exercisable or exchangeable) and Equity Securities which have been reserved for issuance pursuant to the ESOP(s), have been so converted, exercised, exchanged or issued and references to “non-diluted basis” mean the calculation is made taking into account Shares then in issue only. Any share calculation that makes reference to a specific date shall be appropriately adjusted to take into account any share split, share consolidation or similar event after such date.

(i)                                     Statutory References. A reference to a statute or statutory provision includes, to the extent applicable at any relevant time:

(i)                                     that statute or statutory provision as from time to time consolidated, modified, re-enacted or replaced by any other statute or statutory provision;

(ii)                                  any repealed statute or statutory provision which it re-enacts (with or without modification); and

(iii)                               any subordinate legislation or regulation made under the relevant statute or statutory provision.

(j)                                    Time. Except as otherwise provided, (i) for purposes of calculating the length of time from a given day or the day of a given act or event, the relevant period shall be calculated exclusive of that day, and (ii) for all other purposes, any period of time commencing on or from a given day or the day of a given act or event shall include that day. If the day on or by which a payment must be made is not a Business Day, such payment must be made on or by the Business Day immediately following such day.

(k)                                 Writing. References to writing include any mode of reproducing words in a legible and non-transitory form including emails and faxes.

(l)                                     Joint Drafting. The Parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption of burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any provision in this Agreement.

SECTION 2

OBLIGATIONS OF THE SHAREHOLDERS

2.1                               Shareholder Obligations. Each Shareholder shall comply with the provisions of this Agreement and the Articles in relation to its investment in the Company and in transacting business with the Company and shall exercise its rights and powers in accordance with and so as to give effect to this Agreement and the Articles.

SECTION 3

RESTRICTIONS ON TRANSFER OF SHARES

3.1                               Limitation on Transfers. No Shareholder shall directly or indirectly sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of, or suffer to exist (whether by operation of law or otherwise) any Encumbrance on, any Shares or any right, title or interest therein or thereto (each, a “Transfer”), unless such Transfer is made in compliance with this Section 3. Any attempt to Transfer any Shares in violation of the preceding sentence shall be null and void ab initio, and the Company shall not register any such Transfer.

3.2                               Conditions for Transfers. Notwithstanding any other provision of this Agreement, no Transfer may be made pursuant to this Section 3 unless (a) the transferee has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to a Deed of Adherence substantially in the form attached hereto as Exhibit A, (b) the Transfer complies in all respects with the other applicable provisions of this Agreement and (c) the Transfer complies in all respects with applicable securities laws.

3.3                               Tag-Along Right.

(a)                                 Transfers Subject to Tag-Along Right. If Jingdong (the “Tag-Along Seller”) receives a bona fide offer to acquire Shares held by it and proposes to accept such offer to Transfer Shares to any Person (other than any other Shareholder or any Affiliates of Jingdong) that would result in a Change of Control other than pursuant to an IPO (the “Tag-Along Sale”), each Series A Investor shall have a tag-along right (the “Tag-Along Right”) with respect to such Tag-Along Sale as provided in this Section 3.3.

(b)                                 Tag-Along Transfer Notice. If the Tag-Along Seller proposes to accept the offer for a Tag-Along Sale, it shall send a written notice (the “Tag-Along Transfer Notice”) to the Series A Investors (the “Offerees”), which notice shall state (i) the name and address of the proposed transferee(s), (ii) the number and the type of Shares proposed to be Transferred by the Tag-Along Seller (such number of Shares, the “Tag-Along Offered Shares”), (iii) the amount and form of the proposed consideration for the proposed Transfer, and (iv) the proposed completion date for the Tag-Along Sale, which shall be no less than fifteen (15) Business Days following the date of the Tag-Along Transfer Notice.

(c)                                  Rights of the Offerees. Each Offeree shall have the right, exercisable by delivering the Tag-Along Notice (as defined below) to the Tag-Along Seller within ten (10) Business Days after its receipt of the Tag-Along Transfer Notice (the “Tag-Along Notice Period”), to require the Tag-Along Seller to cause the proposed transferee(s) to purchase from such Offeree, for the same consideration per Share and upon the same terms and conditions (subject to paragraph (d) below) as to be paid and given to the Tag-Along Seller, up to a maximum number of the Tag-Along Offered Shares multiplied by a fraction, the numerator of which is the number of Shares held by such Offeree and the denominator of which is the aggregate number of Shares held by the Tag-Along Seller and all the Offerees which are entitled to the Tag-Along Right, in each case (for both the numerator and the denominator) on a fully diluted basis as of the date of the Tag-Along Transfer Notice.

(d)                                 Tag-Along Notice. If an Offeree elects to exercise its Tag-Along Right (a “Tagging Offeree”), such Tagging Offeree shall deliver a written notice (the “Tag-Along Notice”) of such election to the Tag-Along Seller within the Tag-Along Notice Period, specifying (i) the number of Shares it wishes to sell pursuant to the Tag-Along Right (subject to the maximum number of Shares calculated pursuant to paragraph (c) above) (the “Offered Shares”), and (ii) the wire transfer or other instructions for payment of the consideration for the Shares being transferred in such Tag-Along Sale. Such notice shall be irrevocable and shall constitute a binding agreement by such Tagging Offeree to Transfer the Offered Shares on the terms and conditions set forth in the Tag-Along Transfer Notice (subject to the last sentence of this paragraph (d)). The failure of an Offeree to give a Tag-Along Notice within the Tag-Along Notice Period shall be deemed to be a waiver of such Offeree’s Tag-Along Right. If reasonably requested by the Tag-Along Seller, each Tagging Offeree shall deliver to the Tag-Along Seller executed copies (or signature pages thereof) of such customary agreements, documents or certificates (including a joinder to the purchase agreement or other similar document) in connection with the Tag-Along Sale or the Transfer by such Offeree in accordance with this Section 3.3. Each Tagging Offeree shall, severally and not jointly, make such representations and warranties and provide such covenants, undertakings and indemnities mutatis mutandis as those made by the Tag-Along Seller in connection with the Tag-Along Sale in accordance with this Section 3.3. Notwithstanding anything to the contrary herein, each Tagging Offeree shall not be required to make or give any representations, warranties, indemnities or covenants with respect to the Group Companies’ operations.

(e)                                  Consummation. The closing of the sale of Shares pursuant to the Tag-Along Right must be concluded within sixty (60) Business Days of receipt of the Tag-Along Notice (or, if later, within fifteen (15) Business Days from the receipt of any applicable approvals from any Governmental Authority) (the “Tag-Along Longstop Date”) and shall occur simultaneously with the Transfer of Shares by the Tag-Along Seller in the Tag-Along Sale. At such closing, each Tagging Offeree shall deliver the Offered Shares and execute any necessary documents in the form stipulated in the Tag-Along Transfer Notice in order to give effect to such Transfer. Subject to this Section 3.3, the Tag-Along Seller, on the one hand, and the Offerees, on the other hand, shall have no liability to each other or any other Person if the Tag-Along Sale pursuant to this Section 3.3 is not consummated. Whether to effect a Tag-Along Sale pursuant to this Section 3.3 by the Tag-Along Seller is in the sole and absolute discretion of the Tag-Along Seller. In the event that the closing of the sale of Shares pursuant to the Tag-Along Right does not take place by the Tag-Along Longstop Date, any election to exercise the Tag-Along Right shall be deemed to have expired and the provisions of this Section 3.3 shall again be complied with before a Tag-Along Sale may take place. For the avoidance of doubt, the provisions of this Section 3.3 shall not apply to any proposed Transfer of any Shares by the Tag-Along Seller to an Affiliate of the Tag-Along Seller.

(f)                                   Put Option. Where any Tagging Offeree has properly elected to exercise its Tag-Along Right and the proposed transferee prohibits the participation of such Tagging Offeree or otherwise refuses to purchase Offered Shares from such Tagging Offeree, the Tag-Along Seller shall not make the proposed Transfer unless and until, simultaneously with such Transfer, the Tag-Along Seller shall purchase from such Tagging Offeree the Offered Shares for the same consideration and on the same terms and conditions as described in the Tag-Along Transfer Notice. In the event of any material breach by Jingdong of the provisions of this Section 3.3(f), each Tagging Offeree shall have the right (the “Put Option”) to require Jingdong to purchase from such Tagging Offeree, for the same consideration and on the same terms and conditions as described in the Tag-Along Transfer Notice, the Offered Shares that such Tagging Offeree would have been entitled to sell pursuant to the exercise of its Tag-Along Right under this Section 3.3. Closing of the exercise of the Put Option shall take place on the date agreed between such Tagging Offeree and Jingdong (or, in the absence of agreement, the date that is ten (10) Business Days after the later of (x) the date on which such Tagging Offeree delivers a written notice to Jingdong specifying its election to exercise the Put Option and (y) the date of closing of the Transfer of Shares by the Tag-Along Seller in the Tag-Along Sale). Notwithstanding anything to the contrary herein, any Transfer of Shares pursuant to this Section 3.3(f) will not be deemed to be a Transfer of Shares for the purposes of the remaining provisions of this Section 3.

3.4                               Right of First Offer.

(a)                                 Transfers Subject to Right of First Offer. Subject to other provisions of this Section 3 and except for any Transfer pursuant to an IPO or the exercise of its Tag-Along Right, if any Shareholder other than Jingdong (the “Transferring Shareholder”) proposes to Transfer any or all of its Shares (the “ROFO Offered Shares”) to any Person (a “Third Party”), Jingdong (the “Non-Selling Shareholder”) shall have a right of first offer (the “First Offer Right”) with respect to such Transfer as provided in this Section 3.4.

(b)                                 ROFO Transfer Notice. Where a Transferring Shareholder wishes to Transfer the ROFO Offered Shares, the Transferring Shareholder shall first serve written notice on the Non-Selling Shareholder of its intention to Transfer the ROFO Offered Shares (the “ROFO Transfer Notice”), stating the asking price for the ROFO Offered Shares (the “Asking Price”).

(c)                                  Rights of Non-Selling Shareholder. The Non-Selling Shareholder will have a period of twenty (20) Business Days from the date of the ROFO Transfer Notice (the date on which such period expires, the “Initial Expiry Date”) to provide the Transferring Shareholder with a written binding offer (the “Offer Notice”) to acquire all (but not only some) of the ROFO Offered Shares at the Asking Price. The offer set out in the Offer Notice shall be unconditional (except for any regulatory approvals that may be required) and closing of the Transfer of the relevant ROFO Offered Shares pursuant to such offer and simultaneous payment of the consideration therefor shall occur as soon as practicable and, in any event, within thirty (30) Business Days after the Initial Expiry Date (or, if later, within fifteen (15) Business Days of receipt any regulatory approvals required for such Transfer) (the date on which such period expires, the “Offer Longstop Date”).

(d)                                 Sale to Third Party Purchaser. In the event that: (i) the Non-Selling Shareholder does not validly deliver any Offer Notice to the Transferring Shareholder on or prior to the Initial Expiry Date; or (ii) the Non-Selling Shareholder who has elected to exercise its First Offer Right (the “Participating Shareholder”) has offered to acquire the ROFO Offered Shares prior to the Initial Expiry Date but closing of the Transfer of the ROFO Offered Shares (and the simultaneous payment of the consideration therefor) does not occur on or prior to the Offer Longstop Date for any reason not directly attributable to the Transferring Shareholder, then the Transferring Shareholder shall have a period of ninety (90) days from (a) the Initial Expiry Date (in the case under paragraph (i)); or (b) the Offer Longstop Date (in the case under paragraph (ii)), to enter into a binding agreement to sell all or any remaining portion of the ROFO Offered Shares to any Third Party, in each case at a price no lower than the Asking Price. In the event that the Transferring Shareholder fails to enter into a binding agreement for the sale of the ROFO Offered Shares to the Third Party prior to the end of the said ninety (90)-day period or fails to close the sale under the binding agreement within ten (10) Business Days thereafter, the Transferring Shareholder shall no longer be entitled to proceed with the sale of the ROFO Offered Shares unless it repeats the procedure stated in this Section 3.4. Notwithstanding any other provisions hereunder, a Transferring Shareholder proposing to Transfer any Shares to any Third Party shall, prior to entering into any binding agreement, provide the Company with an affidavit issued by the proposed transferee to confirm and warrant that the proposed transferee is not an Adverse Person, a Competitor or an Affiliate of any Adverse Person or Competitor, and if the Company raises any dissent or question as to the content of such affidavit, the Transferring Shareholder shall provide or cause the proposed transferee to provide information and/or documents as reasonably requested by the Company to support the confirmation in the affidavit. The proposed Transfer to such proposed Third Party may not proceed in accordance with this Section 3.4(d) unless and until the Company has been reasonably satisfied that the proposed Third Party transferee is not an Adverse Person, a Competitor or an Affiliate of any Adverse Person or Competitor.

(e)                                  Closing. At closing of the sale of the ROFO Offered Shares to the Participating Shareholder pursuant to the exercise of the First Offer Right in accordance with this Section 3.4, the Transferring Shareholder shall deliver certificates representing the ROFO Offered Shares, accompanied by duly executed instruments of transfer and the Transferring Shareholder’s portion of the requisite transfer taxes, if any. Such ROFO Offered Shares shall be free and clear of any Encumbrance (other than Encumbrances arising hereunder), and the Transferring Shareholder shall so represent and warrant and shall further represent and warrant that it is the beneficial and record owner of such ROFO Offered Shares. The Participating Shareholder shall deliver at such closing (or on such later date as agreed between the Transferring Shareholder and the Participating Shareholder) payment in full of the Asking Price of the relevant ROFO Offered Shares; provided, however, that the Participating Shareholder shall be entitled, in the event that it so decides, to deduct from the payment of the Asking Price an applicable amount with respect to any PRC tax applicable to the Transferring Shareholder in connection with the sale of the ROFO Offered Shares to the Participating Shareholder according to applicable PRC laws (in the event of any disagreement between the Participating Shareholder and the Transferring Shareholder with respect to the applicable amount to be deducted, such amount to be deducted shall be reasonably determined by the Company). At such closing, the Transferring Shareholder and the Participating Shareholder shall execute such additional documents as may be necessary to effect the sale of the ROFO Offered Shares by the Transferring Shareholders to the Participating Shareholder.

3.5                               No Transfer to Adverse Person or Competitor. Notwithstanding any other provisions hereunder, no Shareholder shall Transfer any Equity Securities of the Company to an

Adverse Person, a Competitor or an Affiliate of any Adverse Person or Competitor without the prior written consent of Jingdong.

3.6                               Restriction on Transfer by Transferring Shareholders. Notwithstanding any other provisions hereunder, except pursuant to an IPO or the exercise of its Tag-Along Right, no Transferring Shareholder shall Transfer any Equity Securities of the Company within the first thirty-six (36) months after the date hereof, without the prior written consent of Jingdong.

3.7                               Avoidance of Restrictions. The Parties agree that the Transfer restrictions in this Agreement and in the Articles shall not be capable of being avoided by the holding of Shares indirectly through a company or other entity (the “SPV”) that can itself be sold in order to dispose of an interest in Shares free of such restrictions. Any Transfer or other disposal (including new issuance) of any shares (or other interest, including partnership interest) of the SPV or of any company (or other entity) directly or indirectly holding any interest in that SPV shall be treated as being a Transfer of the Shares held by that Shareholder, and the provisions of this Agreement and the Articles that apply in respect of the Transfer of Shares shall thereupon apply in respect of the Shares so held.

3.8                               Transfer of Convertible Securities. Any Transfer of Equity Securities exercisable or convertible into or exchangeable for Shares will be deemed for the purposes of this Section 3 to be a Transfer of Shares.

3.9                               Termination of Transfer Restrictions. The provisions of Section 3.3 shall terminate upon the earliest of (i) the consummation of an IPO, (ii) the closing of a Tag-Along Sale and (iii) the closing of any merger or division of the Company which results in a Change of Control.

SECTION 4

PREEMPTIVE RIGHTS

4.1                               Restrictions.

(a)                                 Except as provided under Section 4.1(c), the Company shall not issue any Equity Securities of any type or class (“Issuance Securities”) to any Person (the “Proposed Recipient”) unless the Company has offered each Qualified Holder and Jingdong (collectively, the “Preemptive Right Holders”) in accordance with the provisions of this Section 4 the right to purchase such Preemptive Right Holder’s pro rata share of such Issuance Securities for a per unit consideration, payable solely in cash, equal to the per unit consideration to be paid by the Proposed Recipient and otherwise on the same terms and conditions as are offered to the Proposed Recipient. Any Shareholder who is not a Preemptive Right Holder shall have no rights under this Section 4.

(b)                                 For the purposes of this Section 4, a Preemptive Right Holder’s pro rata share of Issuance Securities at any time shall be calculated as the product of (i) the number of Issuance Securities multiplied by (ii) a fraction, the numerator of which is the total amount of Preference Shares owned by such Preemptive Right Holder at such time, and the denominator of which is the total amount of Equity Securities in the

Company at such time, in each case (for both the numerator and the denominator) on a fully diluted basis.

(c)                                  The restrictions set out in Section 4.1(a) shall not apply to (i) any issuance of Ordinary Shares upon the conversion of the Preference Shares, (ii) issuance of Shares pursuant to an IPO, (iii) issuance of Shares pursuant to any ESOP(s), (iv) issuance of Equity Securities pursuant to a bona fide equipment financing or leasing arrangements or bank financing transaction or as consideration in connection with a bona fide business acquisition by the Company, whether by merger, consolidation, amalgamation or other business combination transaction, joint venture, sale or exchange of securities or other similar transaction involving the Company or a Group Company, (v) any Equity Securities issued in connection with any share split, share dividend, subdivision, combination, reclassification or other similar event in which all Preference Shares are entitled to participate on a pro rata basis, (vi) any Equity Securities issued as a dividend or distribution on Preference Shares or any event for which adjustment is made, (vii) any Series A Preference Shares issued pursuant to the Share Subscription Agreement or any Warrant, and (viii) any Equity Securities that are otherwise excluded by vote or written consent of holders of a majority of the Series A Preference Shares as a separate class.

4.2                               Preemptive Offer Notice.

(a)                                 Not less than fifteen (15) Business Days before a proposed issuance of Equity Securities other than in connection with an issuance permitted under Section 4.1(c) (a “Proposed Issuance”), the Company shall deliver to each Preemptive Right Holder a written notice (a “Preemptive Offer Notice”) which shall set forth (i) the number and type of such Issuance Securities, (ii) the consideration to be received by the Company in connection with the Proposed Issuance and (iii) the proposed issuance date.

(b)                                 The Company shall, by delivering the Preemptive Offer Notice, offer each Preemptive Right Holder the option to acquire all or any portion of its pro rata share of the Issuance Securities (the “Preemptive Offer”).

4.3                               Exercise of Preemptive Right.

(a)                                 Each Preemptive Right Holder shall have the right and option, for a period of seven (7) Business Days after delivery of the Preemptive Offer Notice (the “Preemptive Acceptance Period”), to elect to purchase all or any portion of its pro rata share of the Issuance Securities at the purchase price and on the terms and conditions stated in the Preemptive Offer Notice. Each Preemptive Right Holder may accept the Preemptive Offer by delivering a written notice (the “Preemptive Acceptance Notice”) to the Company within the Preemptive Acceptance Period specifying the number of Issuance Securities such Preemptive Right Holder will purchase, which shall not be more than such Preemptive Right Holder’s pro rata share of the Issuance Securities.

(b)                                 All sales of Issuance Securities to the Preemptive Right Holders subject to any Preemptive Offer Notice shall be consummated contemporaneously at the offices of the Company on a mutually satisfactory Business Day within twenty (20) Business Days after the expiration of the Preemptive Acceptance Period. The delivery of certificates or other instruments, if any, evidencing such Issuance Securities shall be made by the Company, as applicable, on such date against payment by the Preemptive Right Holders of the purchase price for such Issuance Securities.

(c)                                  If any Issuance Securities set forth in the Preemptive Offer Notice remain unpurchased or unsubscribed after the Preemptive Right Holders have either exercised or waived their rights under this Section 4.3, then the Company may issue all or any portion of such Issuance Securities so offered and not purchased or subscribed, at a price not less than the purchase price, and on terms and conditions not more favorable to the Proposed Recipient than the purchase price, terms and conditions stated in the Preemptive Offer Notice at any time within ninety (90) days after the expiration of the Preemptive Acceptance Period (the “Issuance Period”); provided, that if such issuance is subject to Regulatory Approval, the Issuance Period shall be extended until the expiration of the fifteenth (15th) Business Day following the receipt of all such Regulatory Approvals, but in no event later than one hundred and eighty (180) days following the expiration of the Preemptive Acceptance Period. In the event that all of the Issuance Securities are not so issued during the Issuance Period, the right of the Company to issue such unsold Issuance Securities shall expire and the obligations of this Section 4 shall be reinstated and such unsold Issuance Securities shall not be offered unless first reoffered to the Preemptive Right Holders in accordance with this Section 4.

(d)                                 Any Preemptive Right Holder that fails to deliver a Preemptive Acceptance Notice in accordance with Section 4.3(a) shall be deemed to have irrevocably waived any and all rights under this Section 4 with respect to a Preemptive Offer (but not with respect to any future Preemptive Offers).

4.4                               Termination of Rights. The Preemptive Rights under this Section 4 shall terminate upon the consummation of an IPO.

SECTION 5

CORPORATE GOVERNANCE

5.1                               General. From and after the date hereof, each Shareholder shall vote its Shares at any regular or special meeting of Shareholders (a “Shareholders Meeting”), and shall take all other actions necessary, to give effect to the provisions of this Agreement. In addition, each Shareholder shall vote its Shares at any Shareholders Meeting, upon any matter submitted for action by the Shareholders or with respect to which such Shareholder may vote, in conformity with the specific terms and provisions of this Agreement.

5.2                               Board of Directors.

(a)                                 Number and Composition. The number of Directors constituting the entire Board shall be decided in accordance with Jingdong’s sole and absolute discretion (subject only to Section 5.4(a)), which initially will be ten (10). Each Shareholder shall vote its Shares at any Shareholders Meeting called for the purpose of filling the positions on the Board or in any written consent of Shareholders executed for such purpose to elect, and shall take all other actions necessary to ensure the election to the Board of:

(i)                                     one (1) nominee designated by each of the Lead Investors, for so long as each such Lead Investor is not any Competitor, Adverse Person or an Affiliate of any Competitor or Adverse Person (collectively the “Investor Directors”); and

(ii)                                  any nominees designated by Jingdong (the “Jingdong Directors”) for the remaining seats of the Board.

(b)                                 Removal and Replacement of Directors.

(i)                                     A Director shall be removed from the Board, with or without cause, upon, and only upon, written notice to the Company by the Shareholder who appointed him/her according to Section 5.2(a) above, unless such Director resigns voluntarily or the term of his/her service expires, in which case the Shareholder entitled to appoint such Director according to Section 5.2(a) shall be entitled to nominate a replacement to be appointed by the Board to fill the vacancy thus created.

(ii)                                  Directors may only be appointed to and removed from the Board by the relevant Shareholders in accordance with this Agreement and the Articles.

(iii)                               If a nominating Shareholder ceases to be entitled to nominate a Director according to Section 5.2(a), such Shareholder shall immediately cause the Director on the Board appointed by such Shareholder to resign or be removed.

(c)                                  Chairman of the Board. The Chairman of the Board shall be selected from among the Directors by a majority vote of the Directors. Notwithstanding any provision contained in this Agreement or the Articles, (i) each Shareholder shall cause the Directors designated by such Shareholder to select one Jingdong Director as the Chairman of the Board, who initially shall be Mr. LIU Qiangdong, and (ii) the Chairman of the Board shall, as a Director, have the number of votes as calculated from the following formula:

Number of votes of the Chairman = Number of Directors (initially being ten (10)) – Number of Investor Directors (initially being two (2)) - Number of then incumbent Jingdong Directors + one (1).

For the avoidance of doubt, other than as provided above in respect of the Chairman of the Board, each of the Investor Directors and the Jingdong Directors (other than the Chairman of the Board), shall have one (1) vote when any resolution shall be passed by the Board.

5.3                               Board Meetings.

(a)                                 Notice. A meeting may be called by the Chairman of the Board or any three Directors giving notice in writing to the company secretary of the Company specifying the date, time and agenda for such meeting. The company secretary of the Company shall upon receipt of such notice give a copy of such notice to all Directors of such meeting, accompanied by a written agenda specifying the business of such meeting and copies of all papers relevant for such meeting. Not less than two (2) days’ notice shall be given to all Directors; provided, however, that such notice period may be reduced with the written consent of all of the Directors.

(b)                                 Quorum. All meetings of the Board shall require a quorum of at least three (3) incumbent Directors.

(c)                                  Voting. At any Board meeting, each Director may exercise one vote (subject to Section 5.2(c)). No Director shall have a casting vote in the event of a tie. Any Director may, by written notice to the company secretary of the Company, authorize another Person to attend and vote by proxy for such Director at any Board meeting. Subject to Section 5.4, the adoption of any resolution of the Board shall require the affirmative vote of a majority of the total votes held by the Directors present at a duly constituted meeting of the Board.

(d)                                 Participation. Directors may participate in Board meetings by telephone or video conference, and such participation shall constitute presence for purposes of the quorum provisions of Section 5.3(b).

(e)                                  Action by Written Consent. Any action that may be taken by the Directors at a meeting may be taken by a written resolution signed by all of the Directors.

5.4                               Board Reserved Matters. Subject to any additional requirements imposed by the Act, except as contemplated under this Agreement or the Share Subscription Agreement, the Company shall not take, approve, authorize or agree or commit to do any of the following actions without the affirmative consent or approval by the majority of the total votes of the Directors (which majority shall include at least one (1) Investor Director):

(a)                                 an IPO with the offering price per share that values the Company at less than US$20,000,000,000 on a fully diluted basis immediately following the completion of such IPO;

(b)                                 any change in the number of Directors such that the proportion of Jingdong Directors on the Board exceeds the proportion of Shares held by Jingdong in the Company (on a non-diluted basis);

(c)                                  increase the number of Ordinary Shares reserved for any ESOPs which have been adopted as of the date hereof or reserve new pool of Ordinary Shares for new ESOPs after the date hereof, in each case other than any reserve, increase or adoption in accordance with Section 5.6;

(d)                                 any Related Party Transaction with an amount, individually or through a series of related transactions, in excess of 1% of the total consolidated revenue of the Group as a whole of the preceding financial year (for the avoidance of doubt, the total consolidated revenue of the Group as a whole of any year when the Restructuring (as defined in the Share Subscription Agreement) has not been completed shall mean the pro forma consolidated revenue of the Group of that year after giving effect to the completion of the Restructuring), except for any such Related Party Transaction that (i) is existing or has been approved (and has been disclosed to HHJL Holdings Limited or its counsel or any Representative) prior to the date of the Share Subscription Agreement, (ii) is permitted by and compliant with the Related Party Transaction Principles, as amended from time to time, or (iii) is contemplated by and executed in accordance with the Restructuring Plan (as defined in the Share Subscription Agreement); or

(e)                                  adoption of the Related Party Transaction Principles (other than the Related Party Transaction Principles for the years from 2018 to 2020 that have been adopted);

(f)                                   any material amendment to the Related Party Transaction Principles;

(g)                                  any sale, transfer, license, or otherwise disposal of any material intellectual property rights of the Group (taken as a whole), except for license in the ordinary course of business.

5.5                               Board Observers. For so long as any Shareholder (i) holds at least 1.25% of the total Equity Securities of the Company on a fully diluted basis, (ii) does not have the right under Section 5.2(a) to designate nominee to the Board, and (iii) is not any Competitor, Adverse Person or Affiliate of Competitor or Adverse Person, it shall have the right to appoint an observer to the Board to attend board meetings of the Company in a non-voting observer capacity (the “Observer(s)”).

5.6                               Incentive Plan. As of the date hereof, the Company has reserved 436,000,000 Ordinary Shares for the ESOP(s). In the event that the Ungranted ESOP Percentage is less than five percent (5%) (the “Triggering Event”), the Shareholders and the Company shall:

(a)                                 immediately and in any event no later than the end of the year when the Triggering Event occurs, increase or cause to be increased the Ordinary Shares reserved for ESOPs, and

(b)                                 increase or cause to be increased, the Ordinary Shares reserved for ESOPs on January 1st for each year following the year in which the Triggering Event occurs,

in each case of (a) and (b) by an amount equal to one percent (1%) of the then total Equity Securities of the Company on a fully diluted basis, until the Ungranted ESOP Percentage is higher than five percent (5%). For the avoidance of doubt, any increase of Ordinary Shares reserved for ESOPs as contemplated in this Section 5.6 shall not occur more than once a year.

5.7                               Share Votes. Each Preference Share shall carry such number of votes as is equal to the number of votes of Ordinary Shares then issuable upon the conversion of such Preference Share into Ordinary Shares. The Preferred Shareholders and the Ordinary Shareholders shall vote together and not as a separate class unless otherwise required herein or in the Articles or by applicable laws.

5.8                               Shareholders Reserved Matters. Subject to any additional requirements imposed by the Act, except as contemplated under this Agreement or the Share Subscription Agreement, the Company shall not take, approve, authorize or agree or commit to do any of the following actions without the affirmative consent or approval by the holders of at least fifty percent (50%) of all Series A Preference Shares; provided that written consent from the individuals designated by any Shareholder to serve on the Board, with any such individual acting in his or her capacity as a representative of such Shareholder, and not in his or her capacity as a Director of the Company, shall be deemed to constitute consent of such Shareholder:

(a)                                 issue any Equity Securities of the Company at a price per share lower than the Series A Purchase Price (as defined in the Articles);

(b)                                 any merger, division (for the avoidance of doubt, any spin-off of any Subsidiaries of the Company which does not account for more than fifty percent (50%) of the total assets and business of the Group Companies (taken as a whole) shall not be deemed as a division) or dissolution of the Company; or

(c)                                  any material change to the Principal Business engaged by the Group as a whole.

5.9                               Termination of Right. The right of the relevant Shareholders to nominate or appoint a Person as Director or Observer to the Board provided in Sections 5.2 and 5.5 and the rights to approve the reserved matters under Sections 5.4 and 5.8 shall terminate upon the earliest of (i) the consummation of an IPO, (ii) the closing of a Tag-Along Sale and (iii) the closing of any merger or division of the Company which results in a Change of Control.

SECTION 6

COVENANTS

6.1                               Information Rights.

For so long as a Shareholder is a Qualified Holder, the Company shall provide to such Shareholder:

(a)                                 audited consolidated annual financial statements of the Company, within fifteen (15) days after JD.com, Inc. has publicly disclosed its annual report of a fiscal year; and

(b)                                 unaudited consolidated quarterly financial statements of the Company, within seven (7) days after JD.com, Inc. has publicly disclosed its quarterly report of a quarter.

6.2                               Termination of Information Rights. The information rights set forth in Section 6.1 shall terminate upon the consummation of an IPO.

6.3                               Non-competition.

(a)                                 For the purpose of this Agreement: (i) “Principal Business” shall mean the businesses set forth in SCHEDULE 1; and (ii) “Competing Business” shall mean any Person engaged in the Restricted Business that (A) accounts for more than thirty percent (30%) of such Person’s total consolidated revenue in the preceding twelve (12) months and (B) is the largest business by revenue of such Person. For the purpose of this Section 6.3, none of Dada Nexus Limited and its controlled Affiliates shall be deemed as Affiliate of Jingdong or Competing Business.

(b)                                 Following the date hereof and until Jingdong Group ceases to hold at least 50% of the total Equity Securities in the Company on a fully diluted basis: (i) Jingdong shall not, and shall cause its Affiliates not to, hold more than fifty percent (50%) shareholding in any Competing Business; (ii) Jingdong shall, and shall cause its Affiliates to, introduce any material commercial opportunity with respect to the Principal Business to the Group; and (iii) Jingdong will, and will cause its Affiliate to, upon the Company’s request, use commercially reasonable efforts to negotiate with the Company in good faith for the purposes of transferring to the Company any Restricted Business that is engaged by Jingdong or its Affiliate(s) (as applicable) but is not a Competing Business.

6.4                               Lock-up Agreement.

In connection with an IPO, each Shareholder agrees to enter into underwriting and lock-up agreements for the minimum period of time required by the underwriters of such IPO or the relevant investment or stock exchange.

SECTION 7

REPRESENTATIONS AND WARRANTIES

7.1                               Representations and Warranties.

Each Party represents to other Parties that:

(a)                                 such Party has the full power and authority to enter into, execute and deliver this Agreement and to perform the transactions contemplated hereby and, if such Party is not a natural person, such Party is duly incorporated or organized and existing under the laws of the jurisdiction of its incorporation or organization;

(b)                                 the execution and delivery by such Party of this Agreement and the performance by such Party of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of such Party;

(c)                                  assuming the due authorization, execution and delivery hereof by the other Parties, this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and

(d)                                 the execution, delivery and performance of this Agreement by such Party and the consummation of the transactions contemplated hereby will not, (i) violate any provision of the constitutional, organizational or governance documents of such Party to the extent relevant, (ii) require such Party to obtain any consent, approval or action of, or make any filing with or give any notice to, any government authority in such Party’s country of organization or any other Person pursuant to any instrument, contract or other agreement to which such Party is a party or by which such Party is bound, other than any such consent, approval, action or filing that has already been duly obtained or made, or that is permitted to be, and will be, obtained or made following the date hereof, or that is otherwise required hereunder, (iii) conflict with or result in any material breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a material default under, any instrument, contract or other agreement to which such Party is a party or by which such Party is bound, or (iv) violate any law applicable to such Party that would materially and adversely affect such Party’s ability to execute, deliver or perform its obligations hereunder.

SECTION 8

CONFIDENTIALITY

8.1                               General Obligation.

Each Party shall keep confidential (a) any information concerning the organization, business, technology, intellectual property, safety records, investment, finance, transactions or affairs of any Party or its Affiliates or any of their respective directors, officers, employees, investors or agents (collectively, the “Representatives”) (whether conveyed in written, oral or in any other form and whether such information is furnished before, on or after the date of this Agreement); (b) the terms of this Agreement or any of the other documents entered into in connection with the Preferred Shareholders’ investment in the Company, including the documents referred to in this Agreement, or the identities of the Parties and their respective Affiliates; (c) any other information or materials prepared by a Party or its Representatives that contains or otherwise reflects, or is generated from, Confidential Information; and (d) any information provided under Section 6.1 (collectively, the “Confidential Information”). Confidential Information shall not include any information that is (i) previously known on a non-confidential basis by the receiving Party,

(ii) in the public domain through no fault of such receiving Party, its Affiliates or its or its Affiliates’ officers, directors or employees, (iii) received from a party other than a Party or its Representatives, so long as such other party was not, to the best knowledge of the receiving Party, subject to a duty of confidentiality to any Party or (iv) developed independently by the receiving Party without reference to confidential information of the disclosing Party. No Party shall disclose such Confidential Information to any third party other than as permitted under this Agreement.

8.2                               Exemptions. Notwithstanding any other provisions in this Section 8, if any Party believes in good faith that any announcement or notice must be prepared or published pursuant to applicable laws (including any rules or regulations of any securities exchange or valid legal process) or information is otherwise required to be disclosed to any Governmental Authority, such Party may, in accordance with its understanding of the applicable laws, make the required disclosure in compliance with the requirements of applicable laws; provided that the Party who is required to make such disclosure shall, to the extent permitted by law and so far as it is practicable, provide the Company and other relevant Parties with prompt notice of such requirement and cooperate with such Parties at their request, to enable such Parties to seek an appropriate protection order or remedy. In addition, each Party may disclose Confidential Information (i) to the extent required under judicial or regulatory process (after giving prior notice to the Company and the relevant Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality) or (ii) in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement; provided that, in the case of (i), the Party who is required to make such disclosure shall, to the extent permitted by Law and so far as it is practicable, at the request of the Company and other relevant Parties, cooperate with such Parties to enable such Parties to seek an appropriate protection order or remedy.

8.3                               Disclosure to Affiliates. Each Party may disclose the Confidential Information only to its Representatives on a need-to-know basis; provided that such Party shall ensure such Persons strictly abide by the confidentiality obligations hereunder; provided further that no disclosure to any Adverse Person, Competitor or Affiliate of Adverse Person or Competitor is allowed without the prior written consent of the Company. Notwithstanding any other provisions hereunder, any Shareholder (other than Jingdong) shall not disclose any Confidential Information to any of its Ultimate Investors (as defined in the Share Subscription Agreement) without the Company’s prior written consent.

8.4                               Survival of Obligations. The confidentiality obligations of each Party hereunder shall survive the termination of this Agreement. Each Party shall continue to abide by the confidentiality clause hereof and perform the obligation of confidentiality it undertakes until the other Party to which the Confidential Information relates approves release of that obligation or until a breach of the confidentiality clause hereof will no longer result in any prejudice to such other Party.

SECTION 9

TERM AND TERMINATION

9.1                               Effective Date; Termination. This Agreement shall become effective upon the execution hereof by all of the Parties and shall, subject to any otherwise provisions in this Agreement, continue in effect until the earlier to occur of (a) a Qualified IPO, (b) the date on which the Company goes into liquidation or dissolution or any property or assets of the Company are placed in the hands of a receiver, trust custodian or liquidator or a winding up order in respect of the Company is issued, and (c) with respect to a Shareholder, upon such Shareholder and its Affiliates ceasing to own any Equity Securities of the Company.

9.2                               Consequences of Termination. If this Agreement is terminated pursuant to Section 9.1 (other than Section 9.1(c)), this Agreement shall become null and void and of no further force and effect, except that the Parties shall continue to be bound by the provisions of this Section 9 (Term And Termination), Section 8 (Confidentiality), Section 11 (Miscellaneous) and Section 12 (Governing Law And Dispute Resolution). If this Agreement is terminated pursuant to Section 9.1(c), this Agreement shall become of no further force and effect upon such Shareholder, except that such Shareholder shall continue to be bound by the provisions of this Section 9.1 (Term And Termination), Section 8 (Confidentiality), Section 11 (Miscellaneous) and Section 12 (Governing Law And Dispute Resolution). Nothing in this Section 9.2 shall be deemed to release any Party from any liability for any breach of this Agreement prior to the effective date of such termination.

9.3                               Termination of Rights. Notwithstanding anything to the contrary herein, each Shareholder agrees that if (i) it breaches any provisions hereunder or provisions in the Share Subscription Agreement (including representations and warranties), in each case, in connection with Competitor or Adverse Person (each such breach, a “Competitor Related Breach”) or (ii) an Investor Triggering Event has occurred to it, such Shareholder’s any and all rights under Section 3.3, Section 4, Section 5.2, Section 5.5 and Section 6.1 hereof and articles 52 to 56 (Redemption) of the Articles shall automatically terminate and have no further force (unless otherwise provided in the applicable Cooperation Agreement with such Shareholder).

SECTION 10

NOTICES

10.1                        Notice Addresses and Method of Delivery. All notices, requests, demands, consents and other communications (“Notices”) required to be given by any Party to any other Party under this Agreement shall be in writing and delivered by hand delivery, express courier or facsimile to the applicable Party at the address or facsimile number as shall be designated by such Party in a notice to the other Party; provided that the notice address of the Company and Jingdong is as below unless otherwise amended and notified in accordance with this Section 10.1:

JD.com, Inc.

***

***

***

Attention: ***

Email: ***

with a copy (which shall not constitute notice) to:

***

***

***

Attention: ***

Email: ***

with a copy (which shall not constitute notice) to:

***

***

***

***

Attention: ***

Email: ***

10.2                        Time of Delivery. Any Notice delivered:

(a)                                 by hand delivery shall be deemed to have been delivered on the date of actual delivery;

(b)                                 by prepaid express courier shall be deemed to have been delivered upon delivery by the courier; and

(c)                                  by facsimile shall be deemed to have been delivered on the day the transmission is sent (as long as the sender has a confirmation report specifying a facsimile, a facsimile number of the recipient, the number of pages sent and the date of the transmission).

10.3                        Proof of Delivery. In proving delivery of any Notice it shall be sufficient:

(a)                                 in the case of delivery by hand delivery or courier, to prove that the Notice was properly addressed and delivered; and

(b)                                 in the case of delivery by facsimile transmission, to prove that the transmission was confirmed as sent by the originating machine to the facsimile number of the recipient, on the date specified.

SECTION 11

MISCELLANEOUS

11.1                        Legend. Each certificate for any Shares now held or hereafter acquired by any Shareholder shall, for as long as this Agreement is effective, bear a legend as follows:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED: (A) IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (2) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE APPLICABLE SHAREHOLDERS’ AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON REQUEST TO THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.

11.2                        Discrepancies. If there is any discrepancy between any provision of this Agreement and any provision of the Articles, the provisions of this Agreement shall prevail, and the Parties shall procure that the Articles are promptly amended, to the extent permitted by applicable law, in order to conform with this Agreement.

11.3                        Assignment. This Agreement shall inure to the benefit of, and be binding upon, (i) the successors, (ii) Persons to whom a Shareholder transfers Equity Securities in the Company in a Transfer permitted under this Agreement and (iii) Persons to whom a Shareholder assigns its right(s) hereunder as permitted by the Company and Jingdong, provided that in each case such Person signs a Deed of Adherence substantially in the form attached hereto as Exhibit A.

11.4                        No Agency. No Shareholder, acting solely in its capacity as a Shareholder, shall act as an agent of the Company or have any authority to act for or to bind the Company, except as authorized by the Board. Any Shareholder that takes any action or binds the Company in violation of this Section 11.4 shall be solely responsible for, and shall indemnify the Company and each other Shareholder against, any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding) that the Company, or such other Shareholders, as the case may be, may at any time become subject to or liable for by reason of such violation.

11.5                        No Partnership. The Shareholders expressly do not intend hereby to form a partnership, either general or limited, under any jurisdiction’s partnership law. The Shareholders do not intend to be partners one to another, or partners as to any third party, or create any fiduciary relationship among themselves, by virtue of their status as Shareholders. To the extent that any Shareholder, by word or action, represents to another Person that any Shareholder is a partner or that the Company is a partnership, the Shareholder making such representation shall be liable to each of the other Shareholders that incur any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever (including any investigative, legal or other expenses reasonably incurred in connection with, and any amount paid in settlement of, any pending or threatened legal action or proceeding) arising out of or relating to such representation.

11.6                        Amendment. This Agreement may only be amended, modified or supplemented with a written instrument executed by the holders of more than 70% of the then issued and outstanding Shares (voting as a single class on an as-converted basis) and the Company, and any such amendment shall be valid and binding on all Parties except that any amendment that disproportionally and adversely affects the specified rights of Preferred Shareholders shall require the consent of holders holding at least 75% of the then issued and outstanding Preference Shares (voting as a single class on an as-converted basis) (for the avoidance of doubt, any amendment in connection with and customary for issuance of additional Shares shall not be deemed as having disproportionally and adversely affected the specified rights of Preferred Shareholders). Notwithstanding the foregoing, the Company may add any holder of any Warrant as a Series A Investor herein after the Company has issued Series A Preference Shares to such holder pursuant to such Warrant, and any holder of Warrant can sign a signature page hereof to join this Agreement as a Series A Investor.

11.7                        No Publicity. The Parties will not, without the prior written consent of a Party (the “Subject Party”), use in advertising, publicity, marketing communications (whether oral or written) or other public communication or filing, the name of such Subject Party or, to their knowledge, the name of any partner, employee, Affiliate and/or controlling person thereof, except any use or disclosure that is permitted under the Share Subscription Agreement, and except that the Company may make any such disclosure if, upon the advice of counsel, such disclosure is required by applicable law or regulation and such Subject Party is notified in advance and given reasonable opportunity to minimize such disclosure. In addition, the Company may respond to inquiries about any public disclosure that was required by law or regulation, by confirming the accuracy of such disclosure.

11.8                        Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

11.9                        Entire Agreement. This Agreement together with all other agreements entered into in connection with the closing of the Share Subscription Agreement, represent the entire understanding and constitute the whole agreement among the Parties relating to the subject matter hereof and thereof and supersede any prior agreements or understandings relating to such subject matter.

11.10                 Severability. Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of this Agreement as remain not so deleted.

11.11                 Counterparts. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, including counterparts transmitted by facsimile or by emails (via scanned PDF), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Except as otherwise specified, this Agreement shall become legally binding at the time of execution of the last such counterpart and shall have effect from the date first above written.

11.12                 Consent. Any consent required under this Agreement shall be valid and effective only if given in writing.

11.13                 No Third Party Right. The Parties do not intend that any term of this Agreement should be enforceable by any person who is not a party to this Agreement by virtue of the Contracts (Rights of Third Parties) Ordinance (Cap. 623) or otherwise. Notwithstanding any benefits possibly conferred by this Agreement on any third party by virtue of the Contracts (Rights of Third Parties) Ordinance (Cap. 623), the Parties may amend, vary, waive, terminate or rescind this Agreement at any time and in any way without the consent of any third party.

SECTION 12

GOVERNING LAW AND DISPUTE RESOLUTION

12.1                        Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of Hong Kong.

12.2                        Arbitration. Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in force. There shall be three arbitrators. The claimant(s) shall have the right to appoint one arbitrator, and the respondent(s) shall have the right to appoint one arbitrator, and the two arbitrators so appointed shall designate a third arbitrator who shall be the presiding arbitrator of the arbitral tribunal. The language to be used in the arbitration proceedings shall be English. The seat of the arbitration shall be in Hong Kong. Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement. The award of the arbitration tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award. Any Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitration tribunal.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

THE COMPANY

JINGDONG EXPRESS GROUP CORPORATION

By:	/s/ authorized signatory
Name:
Title:

[Shareholders Agreement Signature Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

JINGDONG TECHNOLOGY GROUP CORPORATION

By:	/s/ Authorized Signatory
Name:
Title:

[Shareholders Agreement Signature Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

JINGDONG E-COMMERCE (EXPRESS) LLC

By:	/s/ Authorized Signatory
Name:
Title:

[Shareholders Agreement Signature Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

CHINA MERCHANTS LOGISTICS SYNERGY LIMITED PARTNERSHIP

By:	/s/ Su Min
Name: SU Min
Title: Director of GP of CHINA MERCHANTS LOGISTICS SYNERGY LIMITED PARTNERSHIP

By:	/s/ Wang Vivian Nan
Name: WANG Vivian Nan
Title: Director of GP of CHINA MERCHANTS LOGISTICS SYNERGY LIMITED PARTNERSHIP

[Shareholders Agreement Signature Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Eastar Capital Fund, L.P.

By:	/s/ authorized signatory
Name:
Title:

[Shareholders Agreement Signature Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

China Life Trustees Ltd. in its capacity as trustee for CLT-CLI HK BR (Class A) Trust Fund

By:	/s/ authorized signatory
Name:
Title:

[Shareholders Agreement Signature Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Skycus China Fund, L.P.
acting through its general partner
Skycus Asset Management Limited

By:	/s/ Cheng Hongtao
Name:	Cheng Hongtao
Title:	Sole Director

[Shareholders Agreement Signature Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SCC Growth IV 2018-A, L.P.

By:	/s/ Ip SiuWai Eva
Name: Ip SiuWai Eva
Title: Authorized Signatory

[Shareholders Agreement Signature Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SCC Growth IV Holdco A, Ltd.

By:	/s/ Ip Siu Wai Eva
Name: Ip Siu Wai Eva
Title: Authorized Signatory

[Shareholders Agreement Signature Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Image Frame Investment (HK) Limited

By:	/s/ authorized signatory
Name:
Title:

[Shareholders Agreement Signature Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

TPP Follow-on I Holding E Limited

By:	/s/ authorized signatory
Name:
Title:

[Shareholders Agreement Signature Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

HHJL Holdings Limited

By:	/s/ Jennifer Neo Ju Yun
Name: Jennifer Neo Ju Yun
Title: Director

[Shareholders Agreement Signature Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Jungle Parent Limited

By:	/s/ Norma Kuntz
Name: Norma Kuntz
Title: Director

[Shareholders Agreement Signature Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Qianshan Logistics L.P.

By:	/s/ Wang Cheng 王成
Name: WANG CHENG 王成
Title: Director

[Shareholders Agreement Signature Page]